Exhibit 99.2

Item 7 — Management's Discussion and Analysis of Financial Condition and the Results of Operations
The following discussion analyzes the Company's historical financial condition and results of operations, which were recast to include the effect of the Drop Down Assets acquired on June 30, 2014, January 2, 2015, November 3, 2015, September 1, 2016, and March 27, 2017. As further discussed in Item 15 — Note 1, Nature of Business, to the Consolidated Financial Statements, the purchases of these assets were accounted for in accordance with ASC 805-50, Business Combinations - Related Issues, whereas the assets and liabilities transferred to the Company relate to interests under common control by NRG and, accordingly, were recorded at historical cost. The difference between the cash proceeds and historical value of the net assets was recorded as a distribution to/from NRG and offset to the contributed capital. In accordance with GAAP guidance, the Company prepared its consolidated financial statements to reflect the transfers as if they had taken place from the beginning of the financial statements period, or from the date the entities were under common control (if later than the beginning of the financial statements period). The financial statements reflect the transfers as if they had taken place on January 1, 2014 for Kansas South, TA High Desert, CVSR Drop Down, and Agua Caliente Borrower 2 LLC, which is part of the March 2017 Drop Down Assets; April 1, 2014 for the January 2015 Drop Down Assets and the majority of the November 2015 Drop Down Assets, which represents the date these entities were acquired by NRG; and November 2, 2016 for the Utah Solar Portfolio that is part of the March 2017 Drop Down Assets and was acquired by NRG on November 2, 2016.
As you read this discussion and analysis, refer to the Company's Consolidated Statements of Operations to this Form 10-K, which present the results of operations for the years ended December 31, 2016, 2015 and 2014. Also refer to Item 1 — Business and Item 1A — Risk Factors, which include detailed discussions of various items impacting the Company's business, results of operations and financial condition.
The discussion and analysis below has been organized as follows:

•	Executive Summary, including a description of the business and significant events that are important to understanding the results of operations and financial condition;

•	Results of operations, including an explanation of significant differences between the periods in the specific line items of the consolidated statements of operations;

•	Financial condition addressing liquidity position, sources and uses of cash, capital resources and requirements, commitments, and off-balance sheet arrangements;

•	Known trends that may affect the Company’s results of operations and financial condition in the future; and

•
Critical accounting policies which are most important to both the portrayal of the Company's financial condition and results of operations, and which require management's most difficult, subjective or complex judgment.

Executive Summary
Introduction and Overview
The Company is a dividend growth-oriented company formed to serve as the primary vehicle through which NRG owns, operates and acquires contracted renewable and conventional generation and thermal infrastructure assets. The Company believes it is well positioned to be a premier company for investors seeking stable and growing distribution income from a diversified portfolio of lower-risk high-quality assets.
The Company owns a diversified portfolio of contracted renewable and conventional generation and thermal infrastructure assets in the U.S. The Company’s contracted generation portfolio collectively represents 4,874 net MW. Each of these assets sells substantially all of its output pursuant to long-term offtake agreements with creditworthy counterparties. The average remaining contract duration of these offtake agreements was approximately 16 years as of December 31, 2016, based on CAFD. The Company also owns thermal infrastructure assets with an aggregate steam and chilled water capacity of 1,319 net MWt and electric generation capacity of 123 net MW. These thermal infrastructure assets provide steam, hot water and/or chilled water, and in some instances electricity, to commercial businesses, universities, hospitals and governmental units in multiple locations, principally through long-term contracts or pursuant to rates regulated by state utility commissions.

Significant Events During the Year Ended December 31, 2016

•
During the fourth quarter of 2016, the Company recorded asset impairment losses of $117 million, $60 million, and $6 million for Elbow Creek, Goat Wind and Forward, respectively. For further discussion, refer to Management’s discussion of the results of operations for the years ended December 31, 2016 and 2015 and Critical Accounting Policies in this Item 7 below, as well as Item 15 — Note 9, Asset Impairments, to the Consolidated Financial Statements.

•
On October 31, 2016, NRG Energy Center Minneapolis LLC, a subsidiary of the Company, received proceeds of $125 million from the issuance of 3.55% Series D notes due October 31, 2031, or the Series D Notes, and entered into a shelf facility for the anticipated issuance of an additional $70 million of notes at a 4.80% fixed rate. In the first quarter of 2017, NRG Energy Center Minneapolis LLC expects to amend its existing note purchase and private shelf agreement to permit the issuance of $10 million of notes, which if issued, will be utilized in addition to the existing, authorized $70 million of notes to make payments with respect to the EPC agreement discussed below.

•
Additionally, on October 31, 2016, NRG Business Services LLC, a subsidiary of NRG, and NECP, a wholly owned subsidiary of the Company, entered into an EPC agreement for the construction of a 73 MWt district energy system for NECP to provide 150 kpph of steam, 6,750 tons of chilled water and 7.5 MW of emergency backup power service to UPMC Mercy. The initial term of the energy services agreement with UPMC Mercy will be for a period of twenty years from the service commencement date.  Pursuant to the terms of the EPC agreement, NECP agreed to pay NRG Business Services LLC $79 million, subject to adjustment based upon certain conditions in the EPC agreement, upon substantial completion of the project. The project is expected to reach COD in the first quarter of 2018. On January 5, 2017, the parties amended the EPC Agreement, based on a customer change order, to increase the capacity of the district energy system from 73 MWt to 80 MWt, which also increased the payment from $79 million to $87 million.

•
On September 1, 2016, as discussed in Item 15 — Note 3, Business Acquisitions, to the Consolidated Financial Statements, the Company acquired the remaining 51.05% interest of CVSR Holdco LLC from NRG for total cash consideration of $78.5 million. The acquisition was funded with cash on hand. The Company also assumed additional debt of $496 million, which represents 51.05% of the CVSR project level debt and 51.05% of the notes issued under the CVSR Holdco Financing Agreement. In connection with the retrospective adjustment of prior periods, the Company now consolidates CVSR and 100% of its debt, consisting of $771 million, of project level debt and $200 million of notes issued under the CVSR Holdco Financing Agreement as of September 1, 2016.

•
On August 18, 2016, NRG Yield Operating LLC issued $350 million of senior unsecured notes, or the 2026 Senior Notes. The 2026 Senior Notes bear interest at 5.00% and mature on September 15, 2026. A portion of the proceeds of the 2026 Senior Notes were used to repay the Company's revolving credit facility. For further discussion, refer to Item 15 — Note 10, Long-term Debt, to the Consolidated Financial Statements.

•
On August 9, 2016, NRG Yield, Inc. established a $150,000,000 at-the-market equity offering program, or ATM Program, as described in Sources of Liquidity in this Item 7 below. As of December 31, 2016, no shares were issued under the ATM Program.

•
On July 15, 2016, CVSR Holdco, issued $200 million of senior secured notes that bear interest at 4.68% and mature on March 31, 2037.  The proceeds were utilized, along with $28 million of cash on hand, to reduce borrowings under the

Company’s revolving credit facility. For further discussion, refer to Item 15 — Note 10, Long-term Debt, to the Consolidated Financial Statements.
Environmental Matters and Regulatory Matters
Details of environmental matters and regulatory matters are presented in Item 1 — Business, Regulatory Matters and Item 1A— Risk Factors. Details of some of this information relate to costs that may impact the Company's financial results.
Trends Affecting Results of Operations and Future Business Performance
Wind and Solar Resource Availability
The availability of the wind and solar resources affects the financial performance of the wind and solar facilities, which may impact the Company’s overall financial performance. Due to the variable nature of the wind and solar resources, the Company cannot predict the availability of the wind and solar resources and the potential variances from expected performance levels from quarter to quarter. To the extent the wind and solar resources are not available at expected levels, it could have a negative impact on the Company’s financial performance for such periods.
Capital Market Conditions
The capital markets in general are often subject to volatility that is unrelated to the operating performance of particular companies. The Company’s growth strategy depends on its ability to identify and acquire additional conventional and renewable facilities from NRG and unaffiliated third parties, which will require access to debt and equity financing to complete such acquisitions or replenish capital for future acquisitions. Any broad market fluctuations may affect the Company’s ability to access such capital through debt or equity financings. The Company believes that improved capital market conditions may allow it to access capital in 2017.
Operational Matters
Walnut Creek Forced Outage
In July and August 2016, Walnut Creek experienced two unrelated outages causing damage to a circuit breaker and a compressor resulting in forced outages on Units 2 and 4, respectively.  The Company has undertaken a root cause analysis and is reviewing what is covered by insurance.  Unit 2 returned to service on August 10, 2016 and Unit 4 returned to service on September 15, 2016.
El Segundo Forced Outage
In January 2017, the El Segundo Energy Center began a forced outage on Units 5 and 6 due to increasing vibrations on successive operations at Unit 5. In consultation with the Company’s operations and maintenance service provider, a subsidiary of NRG Energy Inc., the Company elected to replace the rotor on Unit 5. Both Unit 5 and 6 returned to service on February 24, 2017. The Company is reviewing the warranty coverage with the original equipment manufacturer as well as available insurance coverage.

Consolidated Results of Operations
2016 compared to 2015
The following table provides selected financial information:

	Year ended December 31,
(In millions)	2016	2015	Change
Operating Revenues
Energy and capacity revenues	$1,089	$1,009	$80
Contract amortization	(68)	(54)	(14)
Mark-to-market economic hedging activities	—	(2)	2
Total operating revenues	1,021	953	68
Operating Costs and Expenses
Cost of fuels	61	71	(10)
Emissions credit amortization	6	—	6
Operations and maintenance	174	178	(4)
Other costs of operations	65	72	(7)
Depreciation and amortization	297	297	—
Impairment losses	183	—	183
General and administrative	14	10	4
Acquisition-related transaction and integration costs	1	3	(2)
Total operating costs and expenses	801	631	170
Operating Income	220	322	(102)
Other Income (Expense)
Equity in earnings of unconsolidated affiliates	60	31	29
Other income, net	3	3	—
Loss on debt extinguishment	—	(9)	9
Interest expense	(268)	(254)	(14)
Total other expense, net	(205)	(229)	24
Net Income	15	93	(78)
Less: Net loss attributable to noncontrolling interests	(142)	(51)	(91)
Net Income Attributable to NRG Yield LLC	$157	$144	$13

	Year ended December 31,
Business metrics:	2016	2015
Renewables MWh generated/sold (in thousands) (a)	7,236	6,412
Conventional MWh generated (in thousands) (a)(b)	1,697	2,487
Thermal MWt sold (in thousands)	1,966	1,946
Thermal MWh sold (in thousands) (c)	71	297

(a) Volumes do not include the MWh generated/sold by the Company's equity method investments.
(b) Volumes generated are not sold as the Conventional facilities sell capacity rather than energy.
(c) MWh sold do not include 204 MWh generated by NRG Dover, a subsidiary of the Company, under the PPA with NRG Power Marketing during the year ended December 31, 2016, as further described in Item 15 — Note 13, Related Party Transactions, to the Consolidated Financial Statements.

Management’s discussion of the results of operations for the years ended December 31, 2016 and 2015
Gross Margin
The Company calculates gross margin in order to evaluate operating performance as operating revenues less cost of sales, which includes cost of fuel, contract and emission credit amortization and mark-to-market for economic hedging activities.
Economic Gross Margin
In addition to gross margin, the Company evaluates its operating performance using the measure of economic gross margin, which is not a GAAP measure and may not be comparable to other companies’ presentations or deemed more useful than the GAAP information provided elsewhere in this report.  Economic gross margin should be viewed as a supplement to and not a substitute for the Company' presentation of gross margin, which is the most directly comparable GAAP measure.  Economic gross margin is not intended to represent gross margin. The Company believes that economic gross margin is useful to investors as it is a key operational measure reviewed by the Company's chief operating decision maker. Economic gross margin is defined as energy and capacity revenue less cost of fuels. Economic gross margin excludes the following components from GAAP gross margin: contract amortization, mark-to-market results, emissions credit amortization and (losses) gains on economic hedging activities. Mark-to-market results consist of unrealized gains and losses on contracts that are not yet settled.
The below tables present the composition of gross margin, as well as the reconciliation to economic gross margin for the years ended December 31, 2016 and 2015:

	Conventional	Renewables	Thermal	Total
(In millions)
Year ended December 31, 2016
Energy and capacity revenues	$338	$579	$172	$1,089
Cost of fuels	(1)	—	(60)	(61)
Contract amortization	(5)	(61)	(2)	(68)
Emissions credit amortization	(6)	—	—	(6)
Gross margin	326	518	110	954
Contract amortization	5	61	2	68
Emissions credit amortization	6	—	—	6
Economic gross margin	$337	$579	$112	$1,028

Year ended December 31, 2015
Energy and capacity revenues	$341	$492	$176	$1,009
Cost of fuels	(1)	(1)	(69)	(71)
Contract amortization	(5)	(47)	(2)	(54)
Mark-to-market for economic hedging activities	—	(2)	—	(2)
Gross margin	335	442	105	882
Contract amortization	5	47	2	54
Mark-to-market for economic hedging activities	—	2	—	2
Economic gross margin	$340	$491	$107	$938

Gross margin increased by $72 million and economic gross margin increased by $90 million during the year ended December 31, 2016, compared to the same period in 2015, primarily due to:

(In millions)
Renewables:
26% increase in volume generated at the Alta wind projects, as well as a 7% increase in generation at other Wind projects. Additionally, there was an increase of $4 million in economic gross margin due to the acquisition of Spring Canyon in May 2015	$61
Increase in average price per MWh due to higher pricing in the Alta X and XI PPAs which were effective in January 2016, compared with merchant prices in 2015	27
Thermal:
Higher sales volume in 2016 as a result of milder weather in 2015, as well as the completion of a project for a new customer in the second half of the year	5
Conventional:
Lower revenues at Walnut Creek as a result of forced outages in 2016, partially offset by higher revenues at El Segundo in 2016 as a result of forced outages in 2015	(3)
Increase in economic gross margin	$90
Higher contract amortization primarily for the Alta X and XI PPAs, which began in January 2016	(14)
Emissions credit amortization of NOx allowances at Walnut Creek and El Segundo in compliance with amendments to the Regional Clean Air Incentives Market program	(6)
Unrealized losses on forward contracts prior to the start of the PPA for Elbow Creek which began October 2015	2
Increase in gross margin	$72
Operations and Maintenance Expense

	Conventional	Renewables	Thermal	Total
(In millions)
Year ended December 31, 2016	$32	$94	$48	$174
Year ended December 31, 2015	30	97	51	178

Operations and maintenance expense decreased by $4 million during the year ended December 31, 2016, compared to the same period in 2015, due to:

(In millions)
Increase in Conventional segment primarily due to Walnut Creek forced outages in 2016, compared to the forced outages at El Segundo in 2015	$2
Decrease in Renewables segment primarily due to insurance proceeds received at Wildorado in 2016 in connection with a 2014 wind outage claim	(3)
Decrease in Thermal segment primarily due to acceleration of maintenance work on thermal facilities into 2015	(3)
$(4)
Other Costs of Operations
Other costs of operations decreased by $7 million during the year ended December 31, 2016, compared to the same period in 2015, primarily due to lower assessments for property taxes at Alta X and XI and NRG Wind TE Holdco.
General and Administrative Expenses
General and administrative expenses increased by $4 million for the year ended December 31, 2016 compared to the same period in 2015, primarily due to new executive compensation in 2016, and an increase in base management fee for the Management Services Agreement with NRG in connection with the acquisition of the Drop Down Assets.

Impairment Losses
For the year ended December 31, 2016, the Company recorded impairment losses of $183 million, due to the impairments of property, plant and equipment for Elbow Creek, Goat Wind, and Forward, as further described in Item 15 — Note 9, Asset Impairments, to the Consolidated Financial Statements, as well as in Critical Accounting Policies and Estimates in this Item 7 below. Because the projects were acquired from NRG and related to interests under common control by NRG, the property, plant and equipment for these assets was recorded at historical cost of $298 million rather than estimated fair value of $132 million at the acquisition date. The three projects were acquired as part of the November 2015 Drop Down Assets.  As discussed in Item 15 — Note 3, Business Acquisitions, the historical cost for November 2015 Drop Down Assets was $369 million for the net assets, which was higher than the fair value paid of $207 million.  The difference between the historical cost of net assets and the fair value paid for the November 2015 Drop Down Assets was recorded to contributed capital on the Company’s consolidated balance sheet.
Loss on Debt Extinguishment
A loss on debt extinguishment of $9 million was recorded for the year ended December 31, 2015, driven by the refinancing of the El Segundo credit facility and the termination of the interest rate swaps for Alta Wind X and XI in connection with the sale of an economic interest in Alta TE Holdco to a financial institution as further described in Item 15 — Note 5, Investments Accounted for by the Equity Method and Variable Interest Entities, to the Consolidated Financial Statements.
Equity in Earnings of Unconsolidated Affiliates
Equity in earnings of unconsolidated affiliates increased by $29 million during the year ended December 31, 2016, compared to the same period in 2015, primarily due to an increase in equity earnings from the Utah Solar Portfolio, which reflects the allocation of earnings using the hypothetical liquidation at book value (HLBV), an increase in equity earnings from Desert Sunlight, which was acquired in June 2015, and increases from DGPV Holdco 1 and RPV Holdco, partially offset by losses from Elkhorn Ridge.
Interest Expense
Interest expense increased by $14 million during the year ended December 31, 2016, compared to the same period in 2015 due to:

(In millions)
Amortization of the fair value of interest rate swaps primarily acquired with the January 2015 Drop Down Assets and November 2015 Drop Down Assets	$10
Issuance of 2026 Senior Notes in August 2016	7
Utah Solar Portfolio debt assumed in connection with March 2017 Drop Down Assets	6
Increase due to intercompany debt issued with Yield, Inc. in 2015, due 2020	5
Issuance of 2037 CVSR Holdco Notes in July 2016	4
Higher revolving credit facility borrowings in 2016	2
Repricing of project-level financing arrangements and lower principal balances	(20)
$14
Income Attributable to Noncontrolling Interests
For the year ended December 31, 2016, the Company had a loss of $31 million attributable to NRG's 25% ownership of the Class B interests in NRG Wind TE Holdco and a loss of $111 million attributable to noncontrolling interests with respect to its tax equity financing arrangements and the application of the HLBV method, which was primarily related to the impairment losses described above. For the year ended December 31, 2015, the Company had income of $11 million attributable to NRG's 25% ownership of the Class B interests in NRG Wind TE Holdco and a loss of $62 million attributable to noncontrolling interest with respect to its tax equity financing arrangements and the application of the HLBV method.

Consolidated Results of Operations
2015 compared to 2014
The following table provides selected financial information:

	Year ended December 31,
(In millions)	2015	2014	Change
Operating Revenues
Energy and capacity revenues	$1,009	$855	$154
Contract amortization	(54)	(29)	(25)
Mark-to-market economic hedging activities	(2)	2	(4)
Total operating revenues	953	828	125
Operating Costs and Expenses
Cost of fuels	71	89	(18)
Operations and maintenance	178	140	38
Other costs of operations	72	48	24
Depreciation and amortization	297	233	64
General and administrative — affiliate	10	8	2
Acquisition-related transaction and integration costs	3	4	(1)
Total operating costs and expenses	631	522	109
Operating Income	322	306	16
Other Income (Expense)
Equity in earnings of unconsolidated affiliates	31	22	9
Other income, net	3	6	(3)
Loss on debt extinguishment	(9)	(1)	(8)
Interest expense	(254)	(211)	(43)
Total other expense, net	(229)	(184)	(45)
Net Income	93	122	(29)
Less: Net (loss) income attributable to noncontrolling interests	(51)	3	(54)
Net Income Attributable to NRG Yield LLC	$144	$119	$25

	Year ended December 31,
Business metrics:	2015	2014
Renewables MWh generated/sold (in thousands) (a)	6,412	4,659
Conventional MWh generated (in thousands) (a)(b)	2,487	2,130
Thermal MWt sold (in thousands)	1,946	2,060
Thermal MWh sold (in thousands)	297	205

(a) Volumes do not include the MWh generated/sold by the Company's equity method investments.
(b) Volumes generated are not sold as the Conventional facilities sell capacity rather than energy.

Management’s discussion of the results of operations for the years ended December 31, 2015 and 2014
As described in Item 15 — Note 3, Business Acquisitions, to the Consolidated Financial Statements, the Company completed the following acquisitions from NRG during the year ended December 31, 2015:

•
On November 3, 2015, the Company acquired 75% of the Class B interests of NRG Wind TE Holdco, or the November 2015 Drop Down Assets, which owns a portfolio of 12 wind facilities totaling 814 net MW, from NRG for total cash consideration of $209 million. In February 2016, NRG made a final working capital payment of $2 million, reducing total cash consideration to $207 million.

•
On January 2, 2015, the Company acquired the Laredo Ridge, Tapestry, and Walnut Creek projects, or the January 2015 Drop Down Assets, for total cash consideration of $489 million, plus assumed project-level debt of $737 million.

The January 2015 Drop Down Assets and the November 2015 Drop Down Assets (other than Elbow Creek) were originally acquired by NRG from EME on April 1, 2014, and are collectively referred to as "EME Assets" throughout this discussion. The Company prepared its consolidated financial statements for the periods ending December 31, 2015 and 2014 to reflect the acquisitions as if they had taken place from the date the entities were under common control, which was April 1, 2014 for the EME Assets. Accordingly, the results presented herein reflect the Company's ownership of the EME Assets for the full year ended December 31, 2015, compared to the nine months from April 1, 2014, through December 31, 2014.
Gross Margin
The Company calculates gross margin in order to evaluate operating performance as operating revenues less cost of sales, which includes cost of fuel, contract and emission credit amortization and mark-to-market for economic hedging activities.
Economic Gross Margin
In addition to gross margin, the Company evaluates its operating performance using the measure of economic gross margin, which is not a GAAP measure and may not be comparable to other companies’ presentations or deemed more useful than the GAAP information provided elsewhere in this report.  Economic gross margin should be viewed as a supplement to and not a substitute for the Company' presentation of gross margin, which is the most directly comparable GAAP measure.  Economic gross margin is not intended to represent gross margin. The Company believes that economic gross margin is useful to investors as it is a key operational measure reviewed by the Company's chief operating decision maker. Economic gross margin is defined as energy and capacity revenue less cost of fuels. Economic gross margin excludes the following components from GAAP gross margin: contract amortization, mark-to-market results, emissions credit amortization and (losses) gains on economic hedging activities. Mark-to-market results consist of unrealized gains and losses on contracts that are not yet settled.

The following tables present the composition of gross margin, as well as the reconciliation to economic gross margin for the years ended December 31, 2015 and 2014:

	Conventional	Renewables	Thermal	Total
(In millions)
Year ended December 31, 2015
Energy and capacity revenues	$341	$492	$176	$1,009
Cost of fuels	(1)	(1)	(69)	(71)
Contract amortization	(5)	(47)	(2)	(54)
Mark-to-market for economic hedging activities	—	(2)	—	(2)
Gross margin	$335	$442	$105	$882
Contract amortization	5	47	2	54
Mark-to-market for economic hedging activities	—	2	—	2
Economic gross margin	$340	$491	$107	$938

Year ended December 31, 2014
Energy and capacity revenues	$321	$337	$197	$855
Cost of fuels	(2)	(1)	(86)	(89)
Contract amortization	(4)	(23)	(2)	(29)
Mark-to-market for economic hedging activities	—	2	—	2
Gross margin	$315	$315	$109	$739
Contract amortization	4	23	2	29
Mark-to-market for economic hedging activities	—	(2)	—	(2)
Economic gross margin	$319	$336	$111	$766
Gross margin increased by $143 million and economic gross margin increased by $172 million during the year ended December 31, 2015, compared to the same period in 2014, driven by:

Renewables:	(In millions)
Acquisitions of the Alta Wind Portfolio in August 2014 and Spring Canyon in May 2015	$126
Acquisition of EME Assets (Wind)	31
Other	(2)
Conventional:
Acquisition of EME Assets (Walnut Creek)	25
Forced outage at El Segundo in the first half of 2015	(4)
Thermal:
Milder weather conditions in 2015 compared to 2014	(4)
Increase in economic gross margin	$172
Higher contract amortization primarily due to the amortization of the PPAs acquired in the acquisition of the Alta Wind Portfolio in August 2014	(25)
Unrealized losses in 2015 and unrealized gains in 2014 on forward contracts with an NRG subsidiary hedging the forecasted sale of power from Elbow Creek, prior to the start of the PPA	(4)
Increase in gross margin	$143

Operations and Maintenance Expense

	Conventional	Renewables	Thermal	Total
(In millions)
Year ended December 31, 2015	$30	$97	$51	$178
Year ended December 31, 2014	30	63	47	140
Operations and maintenance expense increased by $38 million during the year ended December 31, 2015, compared to the same period in 2014, driven by:

(In millions)
Acquisition of the Alta Wind Portfolio in August 2014 and Spring Canyon in May 2015	$21
Acquisition of EME Assets, primarily in the Renewables segment	16
Other	1
$38
Other Costs of Operations
Other costs of operations increased by $24 million during the year ended December 31, 2015, compared to the same period in 2014, primarily due to an increase in property taxes resulting from the acquisitions of the Alta Wind Portfolio in August 2014, and the EME Assets in April 2014.
Depreciation and Amortization
Depreciation and amortization increased by $64 million during the year ended December 31, 2015, compared to the same period in 2014, primarily due to the acquisitions of the Alta Wind Portfolio in August 2014 and the EME Assets in April 2014.

Equity in Earnings of Unconsolidated Affiliates
Equity in earnings of unconsolidated affiliates increased by $9 million during the year ended December 31, 2015, compared to the same period in 2014, primarily due to the acquisition of Desert Sunlight in June 2015 as well as the Elkhorn Ridge and San Juan Mesa projects, acquired as part of the EME Assets.
Interest Expense
Interest expense increased by $43 million during the year ended December 31, 2015, compared to the same period in 2014, due to:

(In millions)
Acquisition of Alta Wind Portfolio in August 2014	$32
Issuance of the Senior Notes due 2024 in the third quarter of 2014 and intercompany loans with Yield, Inc. in the second quarter of 2015 and the first quarter of 2014	27
Acquisition of EME Assets in April 2014	3
Repricing of project-level financing arrangements and principal repayments	(9)
Changes in the fair value of interest rate swaps	(10)
$43
Income Attributable to Noncontrolling Interests
For the year ended December 31, 2015, the Company had income of $11 million attributable to NRG's 25% ownership of the Class B interests in NRG Wind TE Holdco and a loss of $62 million attributable to noncontrolling interest with respect to its tax equity financing arrangements and the application of the HLBV method. For the year ended December 31, 2014, the Company had a loss of $6 million attributable to NRG's 25% ownership of the Class B interests in NRG Wind TE Holdco and income of $9 million attributable to noncontrolling interest with respect to its tax equity financing arrangements and the application of the HLBV method.

Liquidity and Capital Resources
The Company's principal liquidity requirements are to meet its financial commitments, finance current operations, fund capital expenditures, including acquisitions from time to time, service debt and pay distributions. As a normal part of the Company's business, depending on market conditions, the Company will from time to time consider opportunities to repay, redeem, repurchase or refinance its indebtedness. Changes in the Company's operating plans, lower than anticipated sales, increased expenses, acquisitions or other events may cause the Company to seek additional debt or equity financing in future periods. There can be no guarantee that financing will be available on acceptable terms or at all. Debt financing, if available, could impose additional cash payment obligations and additional covenants and operating restrictions.
Liquidity Position
As of December 31, 2016 and 2015, the Company's liquidity was approximately $921 million and $374 million, respectively, comprised of cash, restricted cash, and availability under the Company's revolving credit facility. The Company's liquidity includes $165 million and $131 million of restricted cash balances as of December 31, 2016 and 2015, respectively. Restricted cash consists primarily of funds to satisfy the requirements of certain debt arrangements and funds held within the Company's projects that are restricted in their use. The Company's various financing arrangements are described in Item 15 — Note 10, Long-term Debt, to the Consolidated Financial Statements. As of December 31, 2016, there were no outstanding borrowings and the Company had $60 million of letters of credit outstanding under the revolving credit facility.
Management believes that the Company's liquidity position, cash flows from operations and availability under its revolving credit facility will be adequate to meet the Company's financial commitments; debt service obligations; growth, operating and maintenance capital expenditures; and to fund distributions to Yield, Inc. and NRG.  Management continues to regularly monitor the Company's ability to finance the needs of its operating, financing and investing activity within the dictates of prudent balance sheet management.
Credit Ratings
Credit rating agencies rate a firm's public debt securities. These ratings are utilized by the debt markets in evaluating a firm's credit risk. Ratings influence the price paid to issue new debt securities by indicating to the market the Company's ability to pay principal, interest and preferred dividends. Rating agencies evaluate a firm's industry, cash flow, leverage, liquidity, and hedge profile, among other factors, in their credit analysis of a firm's credit risk. As of December 31, 2016, the Company's 2024 Senior Notes and 2026 Senior Notes are rated BB by S&P and Ba2 by Moody's. The ratings outlook is stable.
Sources of Liquidity
The Company's principal sources of liquidity include cash on hand, cash generated from operations, borrowings under new and existing financing arrangements and the issuance of additional equity and debt securities by Yield, Inc. or the Company as appropriate given market conditions. As described in Item 15— Note 10, Long-term Debt, to the Consolidated Financial Statements, and above in Significant Events During the Year Ended December 31, 2016, the Company's financing arrangements consist of the revolving credit facility, the 2024 Senior Notes, the 2026 Senior Notes, its intercompany borrowings with Yield, Inc. and project-level financings for its various assets.
At-the-Market Equity Offering Program
On August 9, 2016, NRG Yield, Inc. entered into an equity distribution agreement, or EDA, with Barclays Capital Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC, as sales agents. Pursuant to the terms of the EDA, NRG Yield, Inc. may offer and sell shares of its Class C common stock par value $0.01 per share, from time to time through the sales agents, as NRG Yield, Inc.’s sales agents for the offer and sale of the shares, up to an aggregate sales price of $150,000,000 through an at-the-market equity offering program, or ATM Program. NRG Yield, Inc. may also sell shares of its Class C common stock to any of the sales agents, as principals for its own account, at a price agreed upon at the time of sale. As of December 31, 2016, no shares were issued under the ATM Program.

Thermal Financing
On October 31, 2016, NRG Energy Center Minneapolis LLC, a subsidiary of the Company, received proceeds of $125 million from the issuance of 3.55% Series D notes due October 31, 2031, or the Series D Notes, and entered into a shelf facility for the anticipated issuance of an additional $70 million of notes. In the first quarter of 2017, NRG Energy Center Minneapolis LLC anticipates amending the shelf facility to allow for the issuance of an additional $10 million of notes, increasing the total principal amount of notes available for issuance under the shelf facility to $80 million. The Series D Notes are, and the additional notes, if issued, will be secured by substantially all of the assets of NRG Energy Center Minneapolis LLC. NRG Thermal LLC has guaranteed the indebtedness and its guarantee is secured by a pledge of the equity interests in all of NRG Thermal LLC’s subsidiaries. NRG Energy Center Minneapolis LLC distributed the proceeds of the Series D Notes to NRG Thermal LLC, who in turn distributed the proceeds to Yield Operating LLC to be utilized for general corporate purposes, including potential acquisitions.
Uses of Liquidity
The Company's requirements for liquidity and capital resources, other than for operating its facilities, are categorized as: (i) debt service obligations, as described more fully in Item 15 — Note 10, Long-term Debt to the Consolidated Financial Statements; (ii) capital expenditures; (iii) acquisitions and investments; and (iv) distributions.

Debt Service Obligations
Principal payments on debt as of December 31, 2016 are due in the following periods:

Description	2017	2018	2019	2020	2021	There - after	Total
	(In millions)
Long-term debt - affiliate, due 2019	$—	$—	$337	$—	$—	$—	$337
Long-term debt - affiliate, due 2020	—	—	—	281	—	—	281
NRG Yield Operating LLC Senior Notes, due 2024	—	—	—	—	—	500	500
NRG Yield Operating LLC Senior Notes, due 2026	—	—	—	—	—	350	350
Total Corporate-level debt	—	—	337	281	—	850	1,468
Project-level debt:
Alta Wind I, lease financing arrangement, due 2034	11	11	12	12	12	184	242
Alta Wind II, lease financing arrangement, due 2034	8	8	8	9	9	149	191
Alta Wind III, lease financing arrangement, due 2034	8	8	8	9	9	156	198
Alta Wind IV, lease financing arrangement, due 2034	5	5	5	6	6	101	128
Alta Wind V, lease financing arrangement, due 2035	8	8	8	9	9	164	206
Alta Realty Investments, due 2031	1	2	2	1	2	23	31
Alta Wind Asset Management, due 2031	1	1	1	1	1	13	18
Alpine, due 2022	9	8	8	8	8	104	145
Avra Valley, due 2031	3	3	3	4	3	41	57
Blythe, due 2028	2	1	2	1	1	12	19
Borrego, due 2025 and 2038	3	3	3	3	3	54	69
CVSR, due 2037	25	26	24	21	23	652	771
CVSR Holdco Notes, due 2037	5	6	6	6	7	169	199
El Segundo Energy Center, due 2023	43	48	49	53	57	193	443
Energy Center Minneapolis, due 2017 and 2025	13	7	11	11	11	43	96
Energy Center Minneapolis Series D Notes, due 2031	—	—	—	—	—	125	125
Kansas South, due 2031	2	2	2	2	2	20	30
Laredo Ridge, due 2028	5	5	5	6	6	73	100
Marsh Landing, due 2017 and 2023	52	55	57	60	62	84	370
PFMG and related subsidiaries financing agreement, due 2030	1	1	2	1	1	21	27
Roadrunner, due 2031	3	3	3	2	3	23	37
South Trent Wind, due 2020	4	4	4	45	—	—	57
TA High Desert, due 2020 and 2032	3	3	3	3	3	34	49
Tapestry, due 2021	10	11	11	11	129	—	172
Utah Solar Portfolio, due 2022	9	12	14	13	13	226	287
Viento, due 2023	13	16	18	16	16	99	178
Walnut Creek, due 2023	43	45	47	49	52	74	310
WCEP Holdings, due 2023	1	2	4	4	4	31	46
Total project-level debt	291	304	320	366	452	2,868	4,601
Total debt	$291	$304	$657	$647	$452	$3,718	$6,069

Capital Expenditures
The Company's capital spending program is mainly focused on maintenance capital expenditures, consisting of costs to maintain the assets currently operating, such as costs to replace or refurbish assets during routine maintenance, and growth capital expenditures, consisting of costs to construct new assets, costs to complete the construction of assets where construction is in process, and capital expenditures related to acquiring additional thermal customers. The Company develops annual capital spending plans based on projected requirements for maintenance and growth capital. For the years ended December 31, 2016, 2015, and 2014, the Company used approximately $20 million, $29 million, and $60 million, respectively, to fund capital expenditures, including maintenance capital expenditures of $16 million, $20 million, and $8 million, respectively. Growth capital expenditures in 2016 were in primarily in the Thermal segment and relate to servicing new customers in district energy centers. Growth capital expenditures in 2015 and 2014 primarily related to the construction of the Company’s solar generating assets, Marsh Landing and El Segundo.
Acquisitions and Investments
The Company intends to acquire generation and thermal infrastructure assets developed and constructed by NRG in the future, as well as generation and thermal infrastructure assets from third parties where the Company believes its knowledge of the market and operating expertise provides a competitive advantage, and to utilize such acquisitions as a means to grow its CAFD.
On March 27, 2017, as discussed in Item 15 — Note 3, Business Acquisitions, the Company acquired the following interests from NRG: (i) Agua Caliente Borrower 2 LLC, which owns a 16% interest (approximately 31% of NRG's 51% interest) in the Agua Caliente solar farm, one of the NRG ROFO assets, representing ownership of approximately 46 net MW of capacity, and (ii) NRG's interests in seven utility-scale solar farms located in Utah, which are part of a tax equity structure with Dominion Solar Projects III, Inc., or Dominion, from which the Company would receive 50% of cash to be distributed. The Company paid cash consideration of $130 million, plus $1 million of working capital and assumed non-recourse project debt. The purchase price for the acquisition was funded with cash on hand.
On September 1, 2016, as discussed in Item 15 — Note 3, Business Acquisitions, to the Consolidated Financial Statements, the Company acquired the remaining 51.05% interest of CVSR Holdco LLC from NRG for total cash consideration of $78.5 million. The acquisition was funded with cash on hand. The Company also assumed additional debt of $496 million, which represents 51.05% of the CVSR project level debt and 51.05% of the notes issued under the CVSR Holdco Financing Agreement. In connection with the retrospective adjustment of prior periods, the Company now consolidates CVSR and 100% of debt, or $771 million of CVSR project level debt and $200 million of notes issued under the CVSR Holdco Financing Agreement as of September 1, 2016.
During the year ended December 31, 2016, the Company invested $80 million in distributed and residential solar investment partnerships with NRG, as further described in Item 15 — Note 5, Investments Accounting for by the Equity Method and Variable Interest Entities.
Cash Distributions to Yield, Inc. and NRG
The Company intends to distribute to its unit holders in the form of a quarterly distribution all of the CAFD that is generated each quarter less reserves for the prudent conduct of the business, including among others, maintenance capital expenditures to maintain the operating capacity of the assets. CAFD is defined as net income before interest expense, income taxes, depreciation and amortization, plus cash distributions from unconsolidated affiliates, cash receipts from notes receivable, less cash distributions to noncontrolling interests, maintenance capital expenditures, pro-rata EBITDA from unconsolidated affiliates, cash interest paid, income taxes paid, principal amortization of indebtedness and changes in prepaid and accrued capacity payments. Distributions on units are subject to available capital, market conditions, and compliance with associated laws, regulations and other contractual obligations. The Company expects that, based on current circumstances, comparable distributions will continue to be paid in the foreseeable future.
The following table lists the distributions paid on the Company's Class A, Class B, Class C and Class D units during the year ended December 31, 2016:

	Fourth Quarter 2016	Third Quarter 2016	Second Quarter 2016	First Quarter 2016
Distributions per Class A and Class B unit	$0.25	$0.24	$0.23	$0.225
Distributions per Class C and Class D unit	$0.25	$0.24	$0.23	$0.225
On February 15, 2017, the Company declared a quarterly distribution on its Class A, Class B, Class C and Class D units of $0.26 per unit and payable on March 15, 2017.

Cash Flow Discussion
Year Ended December 31, 2016 Compared to Year Ended December 31, 2015
The following table reflects the changes in cash flows for the year ended December 31, 2016, compared to 2015:

Year ended December 31,	2016	2015	Change
(In millions)
Net cash provided by operating activities	$569	$421	$148
Net cash used in investing activities	(165)	(1,108)	943
Net cash (used in) provided by financing activities	(193)	368	(561)
Net Cash Provided By Operating Activities

Changes to net cash provided by operating activities were driven by:	(In millions)
Increase in operating income adjusted for non-cash items driven by higher revenues mainly in the Renewables segment in 2016 compared to 2015	$125
Changes in working capital driven primarily by the timing of accounts receivable collections in 2015 compared to 2016	25
Lower distributions from unconsolidated affiliates	(2)
$148
Net Cash Used In Investing Activities

Changes to net cash used in investing activities were driven by:	(In millions)
Higher payments for the acquisition of the January 2015 and November 2015 Drop Down Assets in 2015 compared to the payments made for the CVSR Drop Down in 2016	$621
Higher net investments in unconsolidated affiliates in 2015, primarily due to investment in Desert Sunlight	305
Payments to acquire businesses, net of cash acquired, in 2015	37
Decrease in capital expenditures primarily due to the completion of a project in the Thermal segment in 2015, as well as lower maintenance capital expenditures in 2016	9
Receipt of insurance proceeds in 2016 in the Renewables segment	4
Higher restricted cash balances in 2016, primarily driven by higher revenues in the Renewables segment in the third and fourth quarters of 2016, which in turn provided more cash available for distribution by certain projects	(33)
$943
Net Cash (Used In) Provided By Financing Activities

Changes in net cash (used in) provided by financing activities were driven by:	(In millions)
Proceeds from sale of an economic interest in Alta TE Holdco in 2015, as further described in Item 15 — Note 5, Investments Accounted for by the Equity Method and Variable Interest Entities, compared to lower net contributions from tax equity investors in 2016	$(117)
Higher payments of distributions to NRG related to NRG's 25% ownership of NRG Wind TE Holdco and distributions made to NRG from Drop Down Assets prior to the acquisition dates	(104)
Proceeds from the issuance of Class C units in 2015	(599)
Net repayments of $306 million under the revolving credit facility in 2016 compared to the net borrowings of $306 million in 2015	(612)
Increase in debt proceeds, as well as a decrease in payments for long-term debt in 2016, compared to 2015	913
Increase in distributions paid to unit holders	(34)
Increase in debt issuance costs paid in 2016	(8)
$(561)

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014
The following table reflects the changes in cash flows for the year ended December 31, 2015, compared to 2014:

Year ended December 31,	2015	2014	Change
(In millions)
Net cash provided by operating activities	$421	$362	$59
Net cash used in investing activities	(1,108)	(741)	(367)
Net cash provided by financing activities	368	749	(381)
Net Cash Provided By Operating Activities

Changes to net cash provided by operating activities were driven by:	(In millions)
Increase in operating income adjusted for non-cash items	$21
Higher distributions from unconsolidated affiliates for the year ending December 31, 2015 compared to the same period in 2014	39
Changes in working capital primarily driven by timing of capacity payments	(1)
$59
Net Cash Used In Investing Activities

Changes to net cash used in investing activities were driven by:	(In millions)
Payments to acquire businesses, net of cash acquired (primarily the Alta acquisition in 2014)	$864
Higher payments made to acquire Drop Down Assets in 2015 compared to payments made in 2014	(387)
Decrease in capital expenditures due to several projects being placed in service in early 2014	31
Changes in restricted cash primarily due to cash transfers in connection with higher debt principal payments in 2015	(26)
Proceeds from renewable energy grants in 2014	(422)
Increase in net investments in unconsolidated affiliates in 2015 compared to 2014, primarily due to the investment in Desert Sunlight made in 2015	(362)
Receipt of indemnity from supplier for CVSR	(57)
Other	(8)
$(367)
Net Cash Provided By Financing Activities

Changes in net cash provided by financing activities were driven by:	(In millions)
Lower payments of dividends and returns of capital to NRG, partially offset by contributions from NRG in 2014	$255
Lower contributions from tax equity investors in 2015	(68)
Lower net proceeds from the issuance of Class C units in 2015 compared to the net proceeds of Class A units issued in 2014	(31)
Increase in distributions paid to unit holders	(38)
Lower net proceeds from the revolving credit facility in 2015 compared to 2014	(194)
A decrease in proceeds from long-term debt, as well as an increase in debt payments, in 2015 compared to 2014	(326)
Decrease in debt issuance costs due to lower borrowing in 2015	21
$(381)

Off-Balance Sheet Arrangements
Obligations under Certain Guarantee Contracts
The Company may enter into guarantee arrangements in the normal course of business to facilitate commercial transactions with third parties.
Retained or Contingent Interests
The Company does not have any material retained or contingent interests in assets transferred to an unconsolidated entity.
Obligations Arising Out of a Variable Interest in an Unconsolidated Entity
Variable interest in equity investments — As of December 31, 2016, the Company has several investments with an ownership interest percentage of 50% or less in energy and energy-related entities that are accounted for under the equity method. NRG DGPV Holdco 1 LLC, NRG DGPV Holdco 2 LLC, NRG RPV Holdco 1 LLC, GenConn and the Utah Solar Portfolio are variable interest entities for which the Company is not the primary beneficiary.
The Company's pro-rata share of non-recourse debt held by unconsolidated affiliates was approximately $589 million as of December 31, 2016. This indebtedness may restrict the ability of these subsidiaries to issue dividends or distributions to the Company. See also Item 15 — Note 5, Investments Accounted for by the Equity Method and Variable Interest Entities, to the Consolidated Financial Statements.
Contractual Obligations and Commercial Commitments
The Company has a variety of contractual obligations and other commercial commitments that represent prospective cash requirements in addition to the Company's capital expenditure programs. The following table summarizes the Company's contractual obligations. See Item 15 — Note 10, Long-term Debt and Note 14, Commitments and Contingencies, to the Consolidated Financial Statements for additional discussion.

	By Remaining Maturity at December 31,
	2016					2015
Contractual Cash Obligations	Under 1 Year	1-3 Years	3-5 Years	Over 5 Years	Total	Total
	(In millions)
Long-term debt (including estimated interest)	$578	$1,483	$1,522	$4,655	$8,238	$7,002
Operating leases	9	19	18	152	198	219
Fuel purchase and transportation obligations	13	7	6	19	45	48
Other liabilities (a)	14	22	21	72	129	105
Total	$614	$1,531	$1,567	$4,898	$8,610	$7,374

(a) Includes water right agreements, service and maintenance agreements, and LTSA commitments.

Fair Value of Derivative Instruments
The Company may enter into fuel purchase contracts and other energy-related financial instruments to mitigate variability in earnings due to fluctuations in spot market prices and to hedge fuel requirements at certain generation facilities. In addition, in order to mitigate interest rate risk associated with the issuance of variable rate debt, the Company enters into interest rate swap agreements.
The tables below disclose the activities of non-exchange traded contracts accounted for at fair value in accordance with ASC 820. Specifically, these tables disaggregate realized and unrealized changes in fair value; disaggregate estimated fair values at December 31, 2016, based on their level within the fair value hierarchy defined in ASC 820; and indicate the maturities of contracts at December 31, 2016. For a full discussion of the Company's valuation methodology of its contracts, see Derivative Fair Value Measurements in Item 15 — Note 6, Fair Value of Financial Instruments, to the Consolidated Financial Statements.

Derivative Activity (Losses)/Gains	(In millions)
Fair value of contracts as of December 31, 2015	$(100)
Contracts realized or otherwise settled during the period	37
Changes in fair value	(10)
Fair value of contracts as of December 31, 2016	$(73)

	Fair value of contracts as of December 31, 2016
	Maturity
Fair Value Hierarchy Losses	1 Year or Less	Greater Than 1 Year to 3 Years	Greater Than 3 Years to 5 Years	Greater Than 5 Years	Total Fair Value
	(In millions)
Level 1	$1	$—	$—	$—	$1
Level 2	(31)	(30)	(10)	(3)	(74)
Total	$(30)	$(30)	$(10)	$(3)	$(73)
The Company has elected to disclose derivative assets and liabilities on a trade-by-trade basis and does not offset amounts at the counterparty master agreement level. As discussed below in Quantitative and Qualitative Disclosures about Market Risk -Commodity Price Risk, NRG, on behalf of the Company, measures the sensitivity of the portfolio to potential changes in market prices using VaR, a statistical model which attempts to predict risk of loss based on market price and volatility. NRG's risk management policy places a limit on one-day holding period VaR, which limits the net open position.

Critical Accounting Policies and Estimates
The Company's discussion and analysis of the financial condition and results of operations are based upon the consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements and related disclosures in compliance with GAAP requires the application of appropriate technical accounting rules and guidance as well as the use of estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. The application of these policies necessarily involves judgments regarding future events, including the likelihood of success of particular projects, legal and regulatory challenges, and the fair value of certain assets and liabilities. These judgments, in and of themselves, could materially affect the financial statements and disclosures based on varying assumptions, which may be appropriate to use. In addition, the financial and operating environment may also have a significant effect, not only on the operation of the business, but on the results reported through the application of accounting measures used in preparing the financial statements and related disclosures, even if the nature of the accounting policies has not changed.
On an ongoing basis, the Company evaluates these estimates, utilizing historic experience, consultation with experts and other methods the Company considers reasonable. Actual results may differ substantially from the Company's estimates. Any effects on the Company's business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the information that gives rise to the revision becomes known.

The Company's significant accounting policies are summarized in Item 15 — Note 2, Summary of Significant Accounting Policies, to the Consolidated Financial Statements. The Company identifies its most critical accounting policies as those that are the most pervasive and important to the portrayal of the Company's financial position and results of operations, and that require the most difficult, subjective and/or complex judgments by management regarding estimates about matters that are inherently uncertain. The Company's critical accounting policies include impairment of long lived assets and other intangible assets and acquisition accounting.

Accounting Policy	Judgments/Uncertainties Affecting Application

Impairment of Long Lived Assets	Recoverability of investments through future operations
Regulatory and political environments and requirements
Estimated useful lives of assets
Operational limitations and environmental obligations
Estimates of future cash flows
Estimates of fair value
Judgment about triggering events
Acquisition Accounting	Identification of intangible assets acquired
Inputs for fair value of assets and liabilities acquired
Application of various methodologies
Evaluation of Assets for Impairment and Other-Than-Temporary Decline in Value
In accordance with ASC 360, Property, Plant, and Equipment, or ASC 360, property, plant and equipment and certain intangible assets are evaluated for impairment whenever indicators of impairment exist. Examples of such indicators or events are:

•	Significant decrease in the market price of a long-lived asset;

•	Significant adverse change in the manner an asset is being used or its physical condition;

•	Adverse business climate;

•	Accumulation of costs significantly in excess of the amount originally expected for the construction or acquisition of an asset;

•	Current-period loss combined with a history of losses or the projection of future losses; and

•	Change in the Company's intent about an asset from an intent to hold to a greater than 50% likelihood that an asset will be sold or disposed of before the end of its previously estimated useful life.
Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by the asset, through considering project specific assumptions for long-term power pool prices, escalated future project operating costs and expected plant operations. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The fair value may be determined by factoring in the probability weighting of different courses of action available to the Company as appropriate. Generally, fair value will be determined using valuation techniques such as the present value of expected future cash flows. The Company uses its best estimates in making these evaluations and considers various factors, including forward price curves for energy, fuel costs and operating costs. However, actual future market prices and project costs could vary from the assumptions used in the Company's estimates, and the impact of such variations could be material.
Annually, during the fourth quarter, the Company revises its views of power prices, including the Company's fundamental view for long-term power prices, forecasted generation and operating and capital expenditures, in connection with the preparation of its annual budget.
The Company recorded certain long-lived asset impairments in 2016, as described in Item 15 — Note 9, Asset Impairments, to the Consolidated Financial Statements, with respect to several wind projects that were acquired in connection with the acquisition of the November 2015 Drop Down Assets. Because the projects were acquired from NRG, they were recorded at historical cost rather than fair value. The historical cost of the assets was higher than its fair value at the date the interests under common control were acquired, as described in Item 15 — Note 3, Business Acquisitions, to the Consolidated Financial Statements.

During the fourth quarter of 2016, as the Company updated its estimated cash flows in connection with the preparation and review of the Company's annual budget, the Company determined that the cash flows for the Elbow Creek and Goat Wind projects located in Texas and the Forward project in Pennsylvania were below the carrying value (historical cost transferred under common control) of the related assets, primarily driven by declining merchant power prices in post-contract periods, and that the assets were considered impaired. The fair value of the facilities was determined using an income approach by applying a discounted cash flow methodology to the long-term budgets for each respective plant. The income approach utilizes estimates of discounted future cash flows, which include key inputs, such as forecasted power prices, operations and maintenance expense, and discount rates. The Company measured the impairment loss as the difference between the carrying amount and the fair value of the assets and recorded impairment losses of $117 million, $60 million and $6 million for Elbow Creek, Goat Wind and Forward, respectively.
The Company is also required to evaluate its equity method investments to determine whether or not they are impaired. ASC 323, Investments - Equity Method and Joint Ventures, or ASC 323, provides the accounting requirements for these investments. The standard for determining whether an impairment must be recorded under ASC 323 is whether the value is considered to be an other-than-temporary decline in value. The evaluation and measurement of impairments under ASC 323 involves the same uncertainties as described for long-lived assets that the Company owns directly and accounts for in accordance with ASC 360. Similarly, the estimates that the Company makes with respect to its equity method investments are subjective, and the impact of variations in these estimates could be material. Additionally, if the projects in which the Company holds these investments recognize an impairment under the provisions of ASC 360, the Company would record its proportionate share of that impairment loss and would evaluate its investment for an other-than-temporary decline in value under ASC 323.
Certain of the Company’s projects have useful lives that extend well beyond the contract period and therefore, management’s view of long-term power prices in the post-contract periods may have a significant impact on the expected future cash flows for these projects.  Accordingly, if management’s view of long-term power prices in certain markets continues to decrease, it is possible that some of the Company’s other long-lived assets may be impaired.
Acquisition Accounting
The Company applies ASC 805, Business Combinations, when accounting for the acquisition of a business, with identifiable assets acquired and liabilities assumed recorded at their estimated fair values on the acquisition date. The Company completes the accounting for an acquisition when the evaluations are completed to the extent that additional information is obtained about the facts and circumstances that existed as of the acquisition date. The allocation of the purchase price may be modified up to one year from the date of the acquisition as more information is obtained about the fair value of assets acquired and liabilities assumed. Consideration is measured based on fair value of the assets transferred to the seller.
Significant judgment is required in determining the acquisition date fair value of the assets acquired and liabilities assumed, predominantly with respect to property, plant and equipment, power purchase agreements, asset retirement obligations and other contractual arrangements. Evaluations include numerous inputs including forecasted cash flows that incorporate the specific attributes of each asset including age, useful life, equipment condition and technology, as well as current replacement costs for similar assets. Other key inputs that require judgment include discount rates, comparable market transactions, estimated useful lives and probability of future transactions. The Company evaluates all available information, as well as all appropriate methodologies when determining the fair value of assets acquired and liabilities assumed in a business combination. In addition, once the appropriate fair values are determined, the Company must determine the remaining useful life for property, plant and equipment and the amortization period and method of amortization for each finite-lived intangible asset.
The Company must apply ASC 805-50, Business Combinations - Related Issues, when it acquires an interest from NRG. The assets and liabilities transferred to the Company related to interests under common control by NRG must be recorded at historical cost, with the difference between the amount paid and the historical value of the related equity recorded as a distribution to or contribution from NRG with the offset to noncontrolling interest. Economics may change in the years subsequent to NRG’s construction or acquisition of certain assets, and although the Company may acquire these assets from NRG based on a different valuation, the Company must record the assets at historical cost. These changes in economics may impact the amount that the Company pays for the assets but will not alter the carrying amount. Accordingly, significant changes in the economics related to these assets may trigger a requirement for impairment testing.
Recent Accounting Developments
See Item 15 — Note 2, Summary of Significant Accounting Policies, to the Consolidated Financial Statements for a discussion of recent accounting developments.